SCM TRUST

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of February 8, 2018, between SCM Trust (the “Trust”) a Massachusetts business trust, and RFS Partners, LP (the “Distributor”), a California limited partnership!

WHEREAS, the Trust is an open-end registered investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), presently consisting of the series listed in Appendix A (each, a “Fund” and collectively, the “Funds”);

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of (the “l934 Act”), and a member of the Financial Industry Regulatory Authority

WHEREAS, the Trust wishes to employ the services of the Distributor in connection with the promotion and distribution of the shares of the Funds (the “Shares”).

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained the parties agree as follows.

1.	The Distributor' Appointment and Duties.

(a)	The Trust hereby appoints the Distributor to provide the distribution services set forth in this Agreement on Appendix B. as amended from time to time, upon the terms and conditions hereinafter set forth, the Distributor hereby accepts such appointment and agrees to furnish such specified services, the Distributor shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust or the Funds in any way or otherwise be deemed an agent of the Trust or the Funds.

(b)	The Distributor may employ or associate itself with a person or persons or organizations as the Distributor believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of the Distributor, and the Trust shall bear no cost or obligation with respect thereto; and provided further that the Distributor shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	The Distributor’ Compensation: Expenses.

(a)	The Distributor shall not be entitled to any compensation under this Agreement.

(b)	The Distributor will bear the costs: (i) of printing additional copies for use as sales literature or in marketing, of Prospectuses, Statements of Additional Information, reports or other communications that the Trust has prepared for distribution to our existing shareholders; (ii) incurred by the Distributor in advertising, promoting and selling the Shares to the public, including the costs of materials; and (iii) any amendments or supplements necessitated by the Distributor’s (including its affiliates) activities, or related to such activities, where such amendments or supplements result in expenses which the Trust would not otherwise have incurred.

(c)	All other Fund expenses incurred shall be borne by the Trust, unless otherwise agreed with the investment adviser to the Funds, including, but not limited to, initial organization and offering expenses; the blue sky registration and qualification of Shares for sale in the various states in which the officers of the Trust shall determine it advisable to qualify such Shares for sale (including registering the Funds as a broker or dealer or any officer of the Trust as agent or salesman in any state); litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; administration, transfer agency, and custodial expenses; interest; Trust or trustees' fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Trust, Fund and investment advisory related legal expenses; certain compliance program related costs; costs of maintenance of Fund existence: printing and delivery of materials in connection with meetings of the trust trustees; FINRA advertising/filing fees (including fees for expedited reviews); registered representative state licensing fees; fulfillment costs; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents and supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.	Documents. The Trust has furnished or will furnish, upon request, the Distributor with copies of the Trust's Declaration of Trust, the Fund advisory' agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports, and all forms relating to any plan, program or service offered by the Funds. The Trust shall furnish, within a reasonable time period, to the Distributor a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to the Distributor any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement, the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Funds with the SEC and any amendments and supplements thereto that are filed with the SEC.

4.	Sales of Shares.

(a)	The Trust grants to the Distributor the right to sell the Shares as agent on behalf of the Funds, during the term of this Agreement, subject to the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act and of the laws governing the sale of securities in the various states (“Blue Sky Laws’ ), under the terms and conditions set forth in this Agreement, the Distributor shall have the right to sell, as agent on behalf of the Funds, the Shares covered by the registration statement, prospectus and statement of additional information for the Funds then in effect under the 1933 Act and 1940 Act.

(b)	The rights granted to the Distributor shall be exclusive, except that the Trust reserves the right to sell Shares directly to investors on applications received and accepted by the Trust.

(c)	Except as otherwise noted in each Fund’s current prospectus and/or statement of additional information, all Shares sold to investors by the Distributor or the Funds will be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per Share, as determined in the manner described in each Fund’s current prospectus and/or statement of additional information.

(d)	The Funds shall receive the net asset value per Share on all sales. If a fee in connection with shareholder redemptions is in effect, such fee will be paid to the Funds. The net asset value of the Shares will be calculated by the Funds or by another entity on behalf of the Funds, the Distributor has no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated.

(e)	The Trust reserves the right to suspend sales and the Distributor’ authority to process orders for Shares on behalf of the Funds if, in the judgment of the Trust, it is in the best interests of the Funds to do so. Suspension will continue for such period as may be determined by the Trust.

(f)	In consideration of these rights granted to the Distributor, the Distributor agrees to use its reasonable best efforts to solicit orders for the sale of the Shares at the public offering price and will undertake such advertising and promotion as it believes is reasonable in connection with such solicitation, the Distributor shall review' and file such materials with the SEC and/or FINRA to the extent required by the 1934 Act and the 1940 Act and the rules and regulations thereunder, and by the rules of FINRA. This shall not prevent the Distributor from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers, the Distributor will act only on its own behalf as principal should it choose to enter into selling agreements with selected dealers or others.

(g)	The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the registration statement or prospectus and statement of additional information, or contained in shareholder reports or other material that may be prepared by or on behalf of the Funds for the Distributor’ use. Consistent with the foregoing, the Distributor may prepare and distribute sales literature or other material as it may deem appropriate in consultation with the Trust, provided such sales literature complies with applicable law and regulations.

(h)	The Trust agrees that it will take all action necessary' to register the Shares under the 1933 Act and the 1940 Act (subject to the necessary approval of its shareholders). The Trust shall make available to the Distributor, at the Distributor’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as the Distributor may reasonably request. The Trust shall furnish to the Distributor copies of all information, financial statements and other papers, which the Distributor may reasonably request for use in connection with the distribution of Shares of the Funds.

(i)	The Trust agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as the Distributor may designate. Tire Trust must notify the Distributor in writing of the states in which the Shares may be sold and must notify the Distributor in writing of any changes to the information contained in the previous notification.

(j)	The Trust shall not use the name of the Distributor, or any of its affiliates, in any prospectus or statement of additional information, sales literature and other material relating to the Funds in any manner without the prior written consent of the Distributor (which shall not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the prospectus and statement of additional information of the Funds and in all other materials which merely refer in accurate terms to its appointment hereunder or which are required by the SEC, FINRA or any state securities authority'.

(k)	Neither the Distributor nor any of its affiliates shall use the name of the Funds in any publicly disseminated materials, including sales literature, in any manner without the prior consent of the Trust (which shall not be unreasonably withheld); provided, however, that the Trust hereby approves all lawful uses of its name in any required regulatory filings of the Distributor which merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by the SEC, FINRA or any state securities authority.

(l)	the Distributor will promptly transmit any orders received by it for purchase, redemption or exchange of the Shares to the Funds’ transfer agent.

(m)	The Trust agrees to issue Shares of the Funds and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in the prospectus in such amounts as the Distributor has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Funds of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement.

(n)	The Trust agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. The Trust shall make available to the Distributor, at the Distributor’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as the Distributor may reasonably request. The Trust will furnish to the Distributor copies of all information, financial statements and other papers, which the Distributor may reasonably request.

(o)	The Trust agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as the Distributor may designate. The Trust will keep the Distributor informed of the jurisdictions in which Shares of the Funds are authorized for sale and shall promptly notify the Distributor of any change in this information.

5.	Insurance. the Distributor agrees to maintain fidelity bond and liability' insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to the’ Fund, the Distributor shall notify the Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefor, the Distributor shall notify the Trust of any material claims against it, whether or not covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

6.	Right to Receive Advice.

(a)	Advice of the Trust and Service Providers. If the Distributor is in doubt as to any action it should or should not take, the Distributor may request directions, advice or instructions from the Trust or, as applicable, the Funds’ investment adviser, custodian or other service providers.

(b)	Advice of Counsel. If the Distributor is in doubt as to any question of law pertaining to any action it should or should not take, the Distributor may request advice from counsel of its own choosing (who may be counsel for the Trust, the Funds' investment adviser or the Distributor, at the option of the Distributor).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions the Distributor receives from the Trust or any service provider and the advice the Distributor receives from counsel, the Distributor may in its sole discretion rely upon and follow the advice of counsel, the Distributor will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Trust. Upon request, the Distributor will provide the Trust with a copy of such advice of counsel.

7.	Standard of Care: Limitation of Liability': Indemnification.

(a)	The Distributor shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)	In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by the Distributor in the performance of its duties, obligations or responsibilities set forth in this Agreement, the Distributor and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Trust agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, assessments’ claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to the Distributor by the Trust or the Funds investment adviser, custodian or other service providers:

(ii)	any untrue statement of a material fact or omission of a material fact required to be ^stated or necessary in order to make the statements not misleading under the 1933 Act, the 1940 Act or any other statute or the common law, in any registration statement, prospectus, statement of additional information, shareholder report or other information filed or made public by the Trust (as amended from time to time), except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor;

(iii)	any wrongful act of the Trust or any of its officers;

(iv)	any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates;

(v)	losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or nonperformance by a third party;

(vi)	any liability of the Distributor resulting from a representation, covenant or warranty that the Distributor makes, or any indemnification that the Distributor provides, on behalf of the Trust or a Fund in an intermediary agreement relating to a Fund;

(vii)	the Distributor’ reliance on any instruction, direction, notice, instrument or other information that the Distributor reasonably believes to be genuine;

(viii)	loss of data or service interruptions caused by equipment failure; or

(ix)	any other action or omission to act which the Distributor takes in connection with the provision of services to the Funds.

(c)	The Distributor shall indemnify and hold harmless the Trust and the Funds’ investment adviser and their officers, trustees, agents and employees and anyone who controls the Trust or the Funds’ investment adviser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1940 Act from and against any and all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the Distributor’ willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

8.	Activities of the Distributor. The services of the Distributor under this Agreement are not to be deemed exclusive, and the Distributor shall be free to render similar services to others. The Trust recognizes that from time to time directors, officers and employees of the Distributor may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include the Distributor as part of their name and that the Distributor or its affiliates may enter into distribution agreements or other agreements with such other corporations and businesses.

9.	Accounts and Records. The accounts and records maintained by the Distributor shall be the property of the Trust, the Distributor shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations, the Distributor shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during the Distributor’ normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by the Distributor to the Trust at the Fund’s expense, the Distributor shall assist the Trust, the Funds’ independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Funds accounts and records, and reports by the Distributor or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request, the Distributor or its undersigned as defined by Rule 17a-4 of the 1934 Act, shall have access to all electronic communications, including password access to the system storing the electronic communications, of registered representatives of the Distributor that are associated with the Funds and are required to be maintained under Rule 17a-4 of the 1934 Act and FINRA Rule 3110. Electronic storage media maintained by the Trust will comply with Rule 17a-4 of the 1934 Act.

10.	Confidential and Proprietary Information. the Distributor agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Funds and their current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Funds and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld. Approval may not be withheld where the Distributor may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust. When requested to divulge such information by duly constituted authorities, the Distributor shall use reasonable commercial efforts to request confidential treatment of such information, the Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Funds and their current and former shareholders.

11.	Compliance with Rules and Regulations. the Distributor shall comply (and to the extent the Distributor takes or is required to take action on behalf of the Funds hereunder shall cause the Funds to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Funds of which the Distributor has knowledge (it being understood that the Distributor is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Funds’ public filings or otherwise provided to the Distributor). Except as set out in this Agreement, the Distributor assumes no responsibility for such compliance by the Funds, the Distributor shall maintain at all times a program reasonably designed to prevent violations of the federal securities law's (as defined in Rule 38a-l under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust, the Distributor shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

12.	Representations and Warranties of the Distributor, the Distributor represents and warrants to the Trust that:

(a)	It is duly organized and existing as a limited partnership and in good standing under the law's of the State of California;

(b)	ft is empowered under applicable laws and by its Limited Partnership Agreement to enter into and perform this Agreement;

(c)	All requisite partnership proceedings have been taken to authorize it to enter into and perform this Agreement;

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry' standards; and

(e)	It has conducted a review of its supervisory controls system and has made available to the Trust the most current report of such review and any updates thereto. Every time the Distributor conducts a review of its supervisory control system it will make available to the Trust for inspection a report of such review and any updates thereto, the Distributor shall immediately notify the Trust of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to the Distributor’ business that would affect the business of the Funds or the Funds’ investment adviser.

13.	Representations and Warranties of the Trust. The Trust represents and warrants to the Distributor that:

(a)	It is a business trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end registered investment company;

(b)	It is empowered under applicable laws and by its Agreement and Declaration of Trust and By-laws to enter into and perform this Agreement;

(c)	The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement;

(d)	Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of the Distributor hereunder without the prior written approval or the Distributor, which approval shall not be unreasonably withheld or delayed.

14.	Consultation Between the Parties. the Distributor and the Trust shall regularly consult with each other regarding the Distributor’ performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to the Distributor at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

15.	Anti-Money Laundering. The Trust, on behalf of the Funds, shall perform, or cause-a delegate to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and all applicable laws and regulations promulgated thereunder..

16.	Business Interruption Plan. the Distributor shall maintain in effect a business interruption plan and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, the Distributor shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

17.	Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the later of the date first written above or the commencement of operations of the Funds (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Trust’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by the majority' of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of any parts' to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. If a plan under Rule 12b-l of the 1940 Act is in effect, continuance of the plan and this Agreement must be approved at least annually by a majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

(c)	This Agreement is terminable without penalty on sixty (60) days’ written notice by the Trust Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the Funds, or by the Distributor.

(d)	Deliveries Upon Termination. Upon termination of this Agreement, the Distributor agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Funds) all records and other documents made or accumulated in the performance of its duties for the Funds hereunder. In the event the Distributor gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

18.	Assignment. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement shall not be assignable by the Trust without the prior written consent of the Distributor.

19.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Delaware conflict with the 1940 Act or such rules, the latter shall control.

20.	Names. The obligations of the Trust entered into in the name or on behalf thereof by any director, shareholder, representative or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Trust personally, but bind only the property of the Trust, and all persons dealing with a Fund must look solely to the property of such Fund for the enforcement of any claims against the Fund.

21.	Amendments to this Agreement. This Agreement may only be amended by the parties in waiting.

22.	Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Distributor:

RFS Partners, LP
1050 17th Street, Suite 1710
Denver, CO 80265
Attn.: Steve Rogers
Fax:(303) 534-5627

To the Trust:

SCM Trust
RFS Partners, LP
1050 17th Street, Suite 1710
Denver, CO 80265
Attn: Secretary
Fax:(303)534-5627

23.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

24.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided, however, that the Distributor may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RFS Partners, LP

SCM TRUST, on behalf of the Funds

By:	/s/ Stephen C. Rogers
Name:	Stephen C. Rogers
Title:	President and Trustee

RFS Partners, LP

By:	/s/ Stephen C. Rogers
Name:	Stephen C. Rogers
Title:	Chief Executive Officer

APPENDIX A

LIST OF SERIES

Shelton Greater China Fund

Shelton International Select Equity Fund

Shelton Tactical Credit Fund

Shelton Real Estate Income Fund

Shelton BDC Income Fund

APPENDIX B

SERVICES

Act as legal underwriter/distributor

Maintain and supervise FINRA registrations for licensed individuals

Provide investment company advertising and sales literature review, approval, FINRA filings and record maintenance

Prepare, update, execute and maintain financial intermediary agreements

Administer intermediary' due diligence program

Perform financial intermediary payments and reporting

Support financial intermediary relations